EXHIBIT 99.01

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

(a wholly-owned subsidiary of Ambac Financial Group, Inc.)

Consolidated Financial Statements

December 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm

The Board of Directors

Ambac Assurance Corporation:

We have audited the accompanying consolidated balance sheets of Ambac Assurance Corporation and subsidiaries (a wholly owned subsidiary of Ambac Financial Group, Inc.) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of Ambac Assurance Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Assurance Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in 2003 Ambac Assurance Corporation changed its methods of accounting for variable interest entities and stock-based compensation.

/s/ KPMG LLP

New York, New York

March 2, 2005

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

(Dollars in Thousands Except Share Data)

	2004	2003
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $8,082,790 in 2004 and $7,197,960 in 2003)	$8,437,694	$7,567,442
Short-term investments, at cost (approximates fair value)	484,232	213,716
Other, (cost of $3,271 in 2004 and $3,508 in 2003)	3,426	3,311

Total investments	8,925,352	7,784,469
Cash	17,360	18,350
Securities purchased under agreements to resell	52,000	138,795
Receivable for securities sold	308	81
Investment income due and accrued	105,407	98,830
Reinsurance recoverable on paid and unpaid losses	16,765	3,030
Prepaid reinsurance	297,330	325,461
Deferred acquisition costs	184,766	175,296
Derivative assets	1,297,972	1,146,408
Loans	730,865	—
Other assets	68,111	42,516

Total assets	$11,696,236	$9,733,236

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Unearned premiums	$2,782,768	$2,553,214
Losses and loss expense reserve	254,055	189,414
Ceded reinsurance balances payable	18,248	15,383
Obligations under payment agreements	249,140	249,810
Deferred income taxes	256,384	232,790
Current income taxes	26,559	38,972
Long-term debt	1,074,368	189,151
Notes payable to affiliate	—	84,280
Payable for securities purchased	—	2,830
Derivative liabilities	1,206,740	1,088,126
Other liabilities	181,260	190,081

Total liabilities	6,049,522	4,834,051

Stockholder’s equity:
Preferred stock, par value $1,000 per share; authorized shares — 285,000; issued and outstanding shares — none	—	—
Common stock, par value $2.50 per share; authorized shares — 40,000,000; issued and outstanding shares — 32,800,000 at December 31, 2004 and December 31, 2003	82,000	82,000
Additional paid-in capital	1,232,701	1,144,096
Accumulated other comprehensive income	237,632	243,053
Retained earnings	4,094,381	3,430,036

Total stockholder’s equity	5,646,714	4,899,185

Total liabilities and stockholder’s equity	$11,696,236	$9,733,236

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in Thousands)

	Years Ended December 31,
	2004	2003	2002
Revenues:
Financial Guarantee:
Gross premiums written	$1,050,214	$1,149,172	$908,890
Ceded premiums written	(70,946)	(138,146)	(113,542)

Net premiums written	$979,268	$1,011,026	$795,348

Net premiums earned	$722,911	$626,673	$477,592
Other credit enhancement fees	47,326	46,933	28,775

Net premiums earned and other credit enhancement fees	770,237	673,606	506,367
Net investment income	361,086	321,089	297,266
Net realized investment gains	30,004	40,190	40,918
Net mark-to-market gains (losses) on credit derivative contracts	17,734	23	(27,877)
Other income	6,601	4,927	4,996
Financial Services:
Interest from payment agreements	12,059	12,061	—
Other revenue	35,568	20,799	18,502

Total revenues	1,233,289	1,072,695	840,172

Expenses:
Financial Guarantee:
Losses and loss expenses	69,600	53,400	26,700
Underwriting and operating expenses	106,563	92,603	76,804
Interest expense	5,295	386	2,035
Financial Services:
Interest from payment agreements	3,752	3,503	—
Other expenses	6,889	6,706	5,256

Total expenses	192,099	156,598	110,795

Income before income taxes	1,041,190	916,097	729,377

Income tax expense (benefit):
Current taxes	245,423	249,359	184,010
Deferred taxes	28,422	(4,417)	4,959

Total income taxes	273,845	244,942	188,969

Net income	$767,345	$671,155	$540,408

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity

(Dollars In Thousands)

	Years Ended December 31,
	2004		2003		2002
Retained Earnings:
Balance at January 1	$3,430,036		$2,848,481		$2,386,073
Net income	767,345	$767,345	671,155	$671,155	540,408	$540,408

Dividends declared – common stock	(103,000)		(89,600)		(78,000)

Balance at December 31	$4,094,381		$3,430,036		$2,848,481

Accumulated Other Comprehensive Income (Loss):
Balance at January 1	$243,053		$231,436		$80,556
Unrealized gains (losses) on securities, $(14,005), $12,710, and $229,078, pre-tax, in 2004, 2003 and 2002, respectively) (1)		(9,098)		8,268		148,901
Loss on derivative hedges		—		—		(200)
Foreign currency gain		3,677		3,349		2,179

Other comprehensive (loss) income	(5,421)	(5,421)	11,617	11,617	150,880	150,880

Total comprehensive income		$761,924		$682,772		$691,288

Balance at December 31	$237,632		$243,053		$231,436

Common Stock:
Balance at January 1 and December 31	$82,000		$82,000		$82,000

Additional Paid-in Capital:
Balance at January 1	$1,144,096		$920,146		$928,094
Capital contribution	62,606		210,384		—
Capital issuance costs	(4,698)		(4,671)		(8,453)
Employee benefit plans	30,697		18,237		505

Balance at December 31	$1,232,701		$1,144,096		$920,146

Total Stockholder’s Equity at December 31	$5,646,714		$4,899,185		$4,082,063

(1)	Disclosure of reclassification amount:

	2004	2003	2002
Unrealized holding gains arising during period	$9,863	$34,102	$174,295
Less: reclassification adjustment for net gains included in net income	18,961	25,834	25,394

Net unrealized (losses) gains on securities	$(9,098)	$8,268	$148,901

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Years Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income	$767,345	$671,155	$540,408
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,744	2,765	2,881
Amortization of bond premium and discount	9,903	3,215	(4,685)
Current income taxes	3,944	9,497	(84,159)
Deferred income taxes	28,496	(3,933)	4,557
Deferred acquisition costs	(9,470)	(1,241)	(10,578)
Unearned premiums, net	257,685	386,419	318,905
Losses and loss expenses	50,906	19,089	17,202
Ceded reinsurance balances payable	2,865	(1,547)	6,784
Net realized investment gains	(30,004)	(40,190)	(40,918)
Other, net	(73,327)	8,315	(4,733)

Net cash provided by operating activities	1,011,087	1,053,544	745,664

Cash flows from investing activities:
Proceeds from sales of bonds	1,534,720	1,135,858	1,228,101
Proceeds from matured bonds	424,911	684,546	316,822
Purchases of bonds	(2,822,731)	(2,882,213)	(2,363,358)
Loans	(730,865)	—	—
Change in short-term investments	(270,516)	73,599	(101,372)
Securities purchased under agreements to resell	86,795	(81,042)	(6,003)
Other, net	(5,628)	(10,005)	2,162

Net cash used in investing activities	(1,783,314)	(1,079,257)	(923,648)

Cash flows from financing activities:
Dividends paid	(103,000)	(89,600)	(78,000)
Capital contributions	62,606	103,224	—
Proceeds from issuance of long-term debt	885,217	—	—
Capital issuance costs	(4,698)	(4,671)	(8,452)
Payment agreements	(670)	(724)	250,534
Net cash collateral received	16,062	47,028	—
Long-term financing from affiliates	—	(47,100)	(3,900)
Short-term financing from affiliates	(84,280)	20,030	—

Net cash provided by financing activities	771,237	28,187	160,182

Net cash flow	(990)	2,474	(17,802)
Cash at January 1	18,350	15,876	33,678

Cash at December 31	$17,360	$18,350	$15,876

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$201,333	$199,648	$206,833
Interest on affiliate financings	$151	$386	$1,139
Interest on payment agreements	$3,082	$2,778	$—
Interest on long-term debt	$3,057	$—	$—

Supplemental disclosure of non-cash financing activities:

Ambac Assurance received capital contributions from its parent company in December 2003 in the form of fixed income securities amounting to $107,160.

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

1	BACKGROUND

Ambac Assurance Corporation is a leading provider of financial guarantees to clients in both the public and private sectors around the world. Ambac Assurance provides financial guarantees on public finance and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. (“Ambac Financial Group”), a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

2	SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of Ambac Assurance and subsidiaries have been prepared on the basis of U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of Ambac Assurance are as described below:

CONSOLIDATION:

The consolidated financial statements include the accounts of Ambac and its subsidiaries and variable interest entities for which Ambac is the primary beneficiary. All significant intercompany balances have been eliminated.

INVESTMENTS:

Ambac Assurance’s investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based primarily on quotes obtained from independent market sources. When quotes are not available, valuation models are used to estimate fair value. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of “Accumulated Other Comprehensive Income” in stockholder’s equity and are computed using amortized cost as the basis. If management believes that an unrealized loss is “other than temporary”, the carrying value of the investment is reduced and a realized investment loss is recorded in the Consolidated Statement of Operations. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the first call date. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

Securities purchased under agreements to resell are collateralized investment transactions, and are recorded at their contracted resale amounts, plus accrued interest. Ambac Assurance takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value. At December 31, 2004 and 2003, collateral underlying securities purchased under agreements to resell had an average credit rating of triple-A and a weighted average maturity of less than 30 days and less than 90 days, respectively.

DEFERRED ACQUISITION COSTS:

Certain financial guarantee costs incurred, primarily related to the production of business, have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $25,260, $38,529 and $32,336 for 2004, 2003 and 2002, respectively. Deferred acquisition costs, net of such amortization, amounted to $9,470, $1,241 and $10,578 for 2004, 2003 and 2002, respectively.

LOANS:

Loans are reported at their outstanding principal balances. Interest income is accrued on the unpaid principal balance.

LOSSES AND LOSS EXPENSES:

Ambac Assurance provides financial guarantee insurance on certain debt obligations. This financial guarantee insurance is a promise to pay scheduled interest and principal if the issuer of the debt security fails to meet its obligation. The loss reserve policy for financial guarantee insurance discussed in this footnote relates only to Ambac Assurance’s non-derivative insurance business. The policy for derivative contracts is discussed in the section entitled “Derivative Contracts”. Losses and loss expenses are based upon estimates of the ultimate aggregate losses inherent in the non-derivative financial guarantee portfolio as of the reporting date. The evaluation process for determining the level of reserves is subject to certain estimates and judgments. In most instances, claim payments are forecasted in advance of issuer default as a result of active surveillance of the insured book of business. Based upon Ambac Assurance experience, claim payments become probable and estimable once the issuer’s credit profile has migrated to certain impaired credit levels. The insured party has the right to a claim under Ambac Assurance’s financial guarantee insurance policy at the first scheduled debt service date of the defaulted obligation. As discussed below, the accounting for credit loss reserves is possibly subject to change.

The liability for losses and loss expenses consists of active credit and case basis credit reserves. Active credit reserves are for probable and estimable losses due to credit deterioration on insured credits that have not yet defaulted or been reported and are reflected on an undiscounted basis as of the reporting date. The establishment of reserves for exposures that have not yet defaulted is a common practice in the financial guarantee industry. However, Ambac Assurance is aware that there are differences in the specific methodologies applied by other financial guarantors in establishing such reserves. Ambac

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Assurance’s active credit reserve is based on management’s on-going review of the non-derivative financial guarantee credit portfolio. Active surveillance of the insured portfolio enables Ambac Assurance’s Surveillance Group to track credit migration of insured obligations from period to period and prepare an adversely classified credit listing. The active credit reserve is established only for adversely classified credits. The criteria for an exposure to be included on the adversely classified credit listing includes the deterioration in an issuer’s financial condition, underperformance of the underlying collateral (for collateral dependent transactions such as mortgage-backed securitizations), problems with the servicer of the underlying collateral and other adverse economic events or trends. The servicer of the underlying collateral of a securitized credit is a consideration in assessing credit quality because the servicer’s performance can directly impact the performance of the related credit. For example, a servicer of a mortgage-backed securitization that does not remain current in their collection efforts could cause an increase in the delinquency and potential default of the underlying collateral. The active credit reserve is established through a process that begins with statistical estimates of probable losses inherent in the adversely classified credit portfolio. Statistical estimates are computed on each adversely classified credit. These statistical estimates are based upon: (i) Ambac Assurance’s internal system of credit ratings, which are analogous to the risk ratings of the major rating agencies; (ii) internally developed historical default information (taking into consideration ratings and average life of an obligation); (iii) internally developed loss severities; and (iv) the net par outstanding on the adversely classified credit. The loss severities and default information are based on rating agency information and are specific to each bond type and are established and approved by Ambac Assurance’s Portfolio Risk Management Committee. The Portfolio Risk Management Committee is comprised of senior risk management professionals and other senior management of Ambac Assurance. For certain credit exposures that have deteriorated significantly, Ambac will undertake additional monitoring and loss remediation efforts. Additional remediation can include various actions by Ambac Assurance. The most common actions include obtaining detailed appraisal information on collateral, more frequent meetings with the issuer’s or servicer’s management to review operations, financial condition and financial forecasts and more frequent analysis of the issuer’s financial statements. For these credits management would use relevant information obtained from its remediation efforts to adjust the statistical estimate discussed above. Senior management meets at least quarterly with the Surveillance Group to review the status of their work to determine the adequacy of Ambac Assurance’s loss reserves and make any necessary adjustments. Active credit reserves were $120,802 and $132,181 at December 31, 2004 and 2003, respectively. The active credit reserves at December 31, 2004 and 2003 was comprised of 68 and 60 credits with net par outstanding of $7,574,223 and $3,705,103, respectively. Included in the calculation of active credit reserves at December 31, 2004 and 2003 was the consideration of $17,891 and $38,592, respectively, of reinsurance which would be due to Ambac Assurance from the reinsurers, upon default of the insured obligation.

Case basis credit reserves are for losses on insured obligations that have defaulted. We believe our definition of case basis credit reserves differs from other financial guaranty industry participants. Upon the occurrence of a payment default, the related active credit reserve is transferred to case basis credit reserve. Additional provision for losses upon further credit deterioration of a case basis exposure are initially recorded through the active credit reserve and subsequently transferred to case basis credit reserves. Our case reserves represent the present value of anticipated loss and loss expense payments expected over the estimated period of default. Loss and loss expenses consider anticipated defaulted debt service payments, estimated expenses associated with settling the claims and estimated recoveries under collateral and subrogation rights. The estimate does not consider future installment premium receipts, as the likelihood of such receipts is remote. Ambac Assurance discounts these estimated net payments using discount rates that approximate the average taxable equivalent yield on our investment

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

portfolio. Discount rates applied to case basis credit reserves were 6.0% and 6.5% at December 31, 2004 and 2003, respectively. Case basis credit reserves were $133,254 and $57,234 at December 31, 2004 and 2003, respectively. The case basis credit reserves at December 31, 2004 and 2003 was comprised of 11 and 10 credits with net par outstanding of $661,396 and $709,278, respectively. Additionally, we have reinsurance recoverables on case basis credit reserves of $16,499 and $2,535 at December 31, 2004 and 2003, respectively.

Ambac Assurance provides information on the classification of its loss reserve between active credit reserve and case basis credit reserve for the purpose of disclosing the components of the total reserve that relate to exposures that have not yet defaulted and those that have defaulted. The total reserve (active credit and case basis) was $254,055 and $189,414 at December 31, 2004 and 2003, respectively. The provision for losses and loss expenses in the accompanying Consolidated Statements of Operations represents the expense recorded to bring the total reserve to a level determined by management to be adequate for losses inherent in the non-derivative financial guaranty insurance portfolio.

Our liabilities for credit losses are based in part on the short-duration accounting guidance in Statement of Financial Accounting Standards (“SFAS”) No. 60, “Accounting and Reporting by Insurance Enterprises.” The insured party has a right to a claim payment under the financial guaranty insurance policy at the date of the first scheduled debt service payment of a defaulted security. We believe a loss event occurs for financial guarantee insurance products at the time the issuers’ financial condition deteriorates to an impaired credit status rather than at the time the insured party has a right to a claim payment. Because of this belief and the ambiguities discussed below in the application of SFAS No. 60 to the financial guaranty industry, Ambac Assurance does not believe that SFAS No. 60 alone provides sufficient guidance. As a result, Ambac Assurance supplements the guidance in SFAS No. 60 with the guidance in SFAS No. 5, “Accounting for Contingencies,” which calls for a loss to be accrued if it is probable that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. Ambac Assurance also relies by analogy on EITF Issue No. 85-20, “Recognition of Fees for Guaranteeing a Loan,” which states that a guarantor should perform an ongoing assessment of the probability of loss to determine if a liability (and a loss) should be recognized under SFAS No. 5.

In management’s view, the accounting guidance noted above does not comprehensively address the attributes of financial guarantee insurance contracts, primarily due to the fact that SFAS No. 60 was developed prior to the maturity of the financial guarantee industry. Financial guarantee contracts have elements of long-duration insurance contacts in that they are irrevocable and extend over a period of time that may be 30 years or more but are considered and reported for regulatory purposes as property and casualty insurance, normally considered short-duration contracts. The short-duration and long-duration classifications have different methods of accounting for premium revenue, deferred acquisition costs and contract liability recognition.

Ambac Assurance is aware that there are certain differences regarding the measurement of liabilities for credit losses among participants in the financial guaranty industry. Difficulties applying the existing insurance accounting literature such as the classification of the insurance contracts as either short-duration or long-duration to the attributes of financial guarantee insurance, different measurement models and assumptions utilized, regulatory guidance provided to certain entities, and the existence of accounting literature providing guidance with respect to liability recognition for loan guarantees are the reasons for differences amongst the industry participants.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

In January and February of 2005, the Securities and Exchange Commission (“SEC”) staff discussed with financial guaranty industry participants differences in loss reserve recognition practices among those participants. Based on discussions with the SEC staff, Ambac Assurance understands the FASB staff is considering whether additional guidance regarding financial guarantee contracts should be provided. When and if the FASB or SEC reach a conclusion on this issue, Ambac Assurance and the rest of the financial guaranty industry may be required to change some aspects of their loss reserving policies and the potential changes could extend to premium and expense recognition. Ambac Assurance cannot predict how the FASB or SEC will resolve this issue and the resulting impact on our financial statements. Until the issue is resolved, Ambac Assurance intends to continue to apply its existing policy with respect to the establishment of both case and active credit reserves.

OBLIGATIONS UNDER PAYMENT AGREEMENTS:

Ambac Assurance has obligations under certain payment agreements that represent funds received from various investors and used to purchase fixed income municipal investment securities. Obligations under payment agreements are recorded as liabilities on the Consolidated Balance Sheets at the face value of the agreement. Interest expense is computed based upon daily outstanding settled liabilities balances, at rates and periods specified in the agreements. Net interest income related to payment agreements is included as a component of Financial Services revenue. Under the terms of these payment agreements the investors have the contractual right to redeem their investment at any time, within five business days notice to Ambac Assurance.

NET PREMIUMS EARNED:

Up-front insurance premiums written are received for an entire bond issue. A bond issue may contain several maturities. The premium is allocated to each bond maturity proportionally, based on total principal amount guaranteed and is recognized on a straight-line basis over the term of each maturity. Installment insurance premiums written are recognized over each installment period. When an issue insured by Ambac Assurance has been refunded or called, the remaining unrecognized premium (net of refunding credits, if any) is recognized at that time.

FINANCIAL SERVICES REVENUE:

Ambac Assurance provides interest rate swaps principally to states, municipalities and municipal authorities in connection with their financings. Ambac Assurance also enters into total return swaps with various financial institutions. All interest rate swaps and total return swap revenues are accounted for as “Derivative Contracts Classified as Held for Trading Purposes,” which is discussed in the Derivative Contracts section below.

DERIVATIVE CONTRACTS CLASSIFIED AS HELD FOR TRADING PURPOSES:

All derivative instruments are recognized in the Consolidated Balance Sheets as either assets or liabilities depending on the rights or obligations under the contracts. All derivative instruments are measured at estimated fair value. When available, quotes are obtained from independent market sources. However, when quotes are not available, Ambac uses internally developed valuation models. These valuation models require market driven inputs, including contractual terms, credit spreads on underlying referenced obligations, yield curves and tax-exempt interest ratios. The valuation results from these

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

models could differ materially from amounts that would actually be realized in the market. At the inception of a derivative contract (day one), we value the contract at the model value if we can verify all of the significant model inputs to observable market data. Where we cannot verify all of the significant model inputs to observable market data, we value the contract at the transaction price at inception and, consequently, record no gain or loss in accordance with EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.”

All derivative contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for all derivatives are recorded as Derivative Assets or Derivative Liabilities on the Consolidated Balance Sheets.

Credit Derivatives:

Ambac Assurance, through its subsidiary Ambac Credit Products, enters into structured credit derivative transactions with various financial institutions. Management views these structured credit derivative transactions as an extension of its financial guarantee business, which the Company intends to hold for the entire term of the contract. These structured credit derivative contracts are accounted for at fair value since they do not qualify for the financial guarantee scope exception under SFAS 133, as amended. Changes in fair value are recorded in the Consolidated Statement of Operations. The fee component is reflected in “Other Credit Enhancement Fees” and the mark-to-market gains or losses associated with credit spread changes is reflected in “Net Mark-to-Market Gains (Losses) on Credit Derivative Contracts”.

Financial Services:

Ambac Assurance, through its subsidiary Ambac Financial Services, provides interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings. Ambac Capital Services enters into total return swaps with professional counterparties. Total return swaps are primarily used for fixed income obligations, which meet Ambac Assurance’s credit underwriting criteria. These contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of “Other Revenues” in the accompanying Consolidated Statements of Operations.

DEPRECIATION AND AMORTIZATION:

Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements is charged over the lesser of the remaining term of the operating leases, or ten years, using the straight-line method.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

Ambac Financial Group’s various postretirement and postemployment benefits, including pension and health and life benefits cover substantially all employees who meet certain age and service requirements. Ambac Assurance accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

STOCK COMPENSATION PLANS:

Ambac Financial Group sponsors the “1997 Equity Plan”, where awards are granted to eligible employees in the form of non-qualified stock options or other stock-based awards. Effective January 1, 2003, Ambac Assurance began to account for stock-based employee compensation in accordance with the fair-value method prescribed by SFAS Statement 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) as amended by SFAS Statement 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” (“SFAS 148”), prospectively to all employee awards granted after January 1, 2003. Under this method of adoption, compensation expense is recognized over the relevant service period based on the fair value of stock options and restricted stock units granted for 2003 and future years. No unearned compensation is included in “Stockholders’ Equity” for such stock options and restricted stock units granted. Rather, such stock options and restricted stock units are included in “Stockholders’ Equity” under SFAS 123 when services required from employees in exchange for the awards are rendered and expensed. Compensation expense resulting from stock options and restricted stock units granted for the years ended December 31, 2002 and prior years is accounted for under the intrinsic-value based method prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees,” as permitted by SFAS 123. Therefore, no compensation expense was recognized for stock options issued for years prior to 2003 that had no intrinsic value on the date of grant. Compensation expense for restricted stock units issued for the years prior to 2003 was, and continues to be, recognized over the relevant service periods using amortization schedules based on the applicable vesting provisions.

FOREIGN CURRENCY:

Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with SFAS Statement 52, “Foreign Currency Translation” (“SFAS 52”). Under SFAS 52, functional currency assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet dates and the related translation adjustments are included as a component of “Accumulated Other Comprehensive Income”, net of any related taxes in Stockholders’ Equity. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates. Foreign currency transaction gains and losses, arising primarily from sales of long-term foreign denominated investment securities, short-term investment securities and cash denominated in foreign currencies, are reflected in net income. The Consolidated Statements of Operations include pre-tax gains from such foreign exchange items of $6,596, $9,511 and $1,820 for 2004, 2003 and 2002, respectively.

INCOME TAXES:

Pursuant to a tax sharing agreement, Ambac Assurance is included in Ambac Financial Group, Inc.’s consolidated Federal income tax return. The tax sharing agreement provides for the determination of tax expense or benefit based on the contribution of Ambac Assurance to Ambac Financial Group’s consolidated Federal income tax liability, computed substantially as if Ambac Assurance filed a separate Federal income tax return. The tax liability due is settled quarterly, with a final settlement taking place after the filing of the consolidated Federal income tax return. Ambac Assurance files its own state income tax returns.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

SPECIAL PURPOSE AND VARIABLE INTEREST ENTITIES:

In January 2003, the FASB released FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”). In December 2003, the FASB released a revision of FIN 46 (“FIN 46-R”), which includes substantial changes from the original FIN 46. FIN 46 and FIN 46-R provide accounting and disclosure rules for determining whether certain entities should be consolidated in Ambac Assurance’s consolidated financial statements. An entity is subject to FIN 46 and FIN 46-R, and is called a Variable Interest Entity (“VIE”), if it has (i) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support or (ii) equity investors that cannot make significant decisions about the entity’s operations or that do not absorb the majority of expected losses or receive the majority of expected residual returns of the entity. A VIE is consolidated by its primary beneficiary, which is the party that has a majority of the expected losses or a majority of the expected residual returns of the VIE or both. FIN 46 requires disclosures for companies that have either a primary or significant variable interest in a VIE. All other entities not considered VIEs are evaluated for consolidation under SFAS No. 94, “Consolidation of all Majority-Owned Subsidiaries”. Ambac Assurance adopted FIN 46-R as of December 31, 2003. See Note 7 for a further discussion of the impact of Special Purpose Entities and VIEs on Ambac Assurance’s financial statements.

ACCOUNTING STANDARDS:

In December 2004, the FASB issued SFAS 123-R, “Share-Based Payment”. This Statement is a revision of SFAS 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related implementation guidance. SFAS 123-R requires entities to recognize compensation cost for all equity-classified awards after the effective date using the fair-value measurement method. SFAS 123-R is effective for interim or annual periods beginning after June 15, 2005. Ambac Assurance will adopt SFAS 123-R on July 1, 2005 by using a modified prospective approach. The adoption of SFAS 123-R is not expected to have a material impact on Ambac Assurance’s operating results. Ambac Assurance continues to evaluate other aspects of adopting SFAS 123-R.

On September 30, 2004, the FASB voted unanimously to delay the effective date of certain provisions in EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. The delay applies to both debt and equity securities and specifically applies to impairments caused by changes in interest rate and credit spreads. In addition, the provisions of EITF 03-1 that have been delayed relate to the requirements that a company declare its intent to hold the security to recovery and designate a recovery period in order to avoid recognizing an other-than-temporary impairment charge through earnings. The FASB will be issuing implementation guidance related to this topic. Once issued, Ambac Assurance will evaluate the impact of adopting EITF 03-1. The disclosures required by EITF 03-1 are included in Note 3 to the consolidated financial statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

In May 2004, the FASB issued FASB Staff Position FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP FAS 106-2”), which superceded FSP FAS 106-1, in response to the December 2003 enactment of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act introduces a prescription drug benefit for individuals under Medicare (Medicare Part D) as well as a federal subsidy equal to 28% of prescription drug claims for sponsors of retiree health care plans with drug benefits that are at least actuarially equivalent to those to be offered under Medicare Part D. If a plan is determined to be actuarially equivalent to Medicare Part D, FSP FAS 106-2 requires plan sponsors to disclose the effect of the subsidy on the net periodic expense and the accumulated postretirement benefit obligation in their interim and annual financial statements for periods beginning after June 15, 2004. Plan sponsors who initially elected to defer accounting for the effects of the subsidy are allowed the option of retroactive application to the date of enactment or prospective application from the date of adoption. Under FSP FAS 106-1, Ambac Assurance elected to defer the accounting for the effects of the Act. However, Ambac Assurance believes that our plans are eligible for the subsidy and decided to adopt FSP FAS 106-2 in the third quarter of 2004 retroactive to January 1, 2004. The adoption of FSP FAS 106-2 did not have a material effect on Ambac Assurance’s operating results.

RECLASSIFICATIONS:

Certain reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

3	INVESTMENTS

The amortized cost and fair value of investments at December 31, 2004 and 2003 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2004:
Fixed income securities:
Municipal obligations	$5,854,151	$315,584	$7,396	$6,162,339
Corporate obligations	114,563	17,849	—	132,412
Foreign obligations	217,007	21,282	416	237,873
U.S. government obligations	105,727	1,132	101	106,758
U.S. agency obligations	411,000	3,991	2,043	412,948
Mortgage and asset-backed securities	1,380,342	9,515	4,493	1,385,364
Short-term	484,232	—	—	484,232
Other	3,271	425	270	3,426

	$8,570,293	$369,778	$14,719	$8,925,352

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2003:
Fixed income securities:
Municipal obligations	$5,248,331	$318,163	$6,391	$5,560,103
Corporate obligations	436,023	30,711	1,683	465,051
Foreign obligations	156,901	20,942	664	177,179
U.S. government obligations	83,328	819	351	83,796
U.S. agency obligations	215,499	417	718	215,198
Mortgage and asset-backed securities	1,057,879	12,631	4,395	1,066,115
Short-term	213,716	—	—	213,716
Other	3,507	230	426	3,311

	$7,415,184	$383,913	$14,628	$7,784,469

Foreign obligations consist primarily of government issued securities, which are denominated in either Pounds sterling, Euros or Australian dollars.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The amortized cost and estimated fair value of investments at December 31, 2004, by contractual maturity, were as follows:

	Amortized Cost	Estimated Fair Value
2004
Due in one year or less	$548,511	$557,769
Due after one year through five years	928,228	958,331
Due after five years through ten years	1,481,605	1,536,985
Due after ten years	4,231,607	4,486,903

	7,189,951	7,539,988
Mortgage and asset-backed securities	1,380,342	1,385,364

	$8,570,293	$8,925,352

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

At December 31, 2004, the cost of approximately 112 investments in fixed income securities exceeded their fair value by $14,718. There were no individual securities with material unrealized losses as of December 31, 2004 and 2003. The following table shows gross unrealized losses and fair values of Ambac Assurance’s investments, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2004 and 2003:

	Less Than 12 Months		12 Months or More		Total
Temporarily Impaired Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2004:
Fixed income securities
Municipal obligations	$409,651	$4,586	$124,564	$2,809	$534,215	$7,395
Corporate obligations	—	—	—	—	—	—
Foreign obligations	8,516	13	56,995	403	65,511	416
U.S. government obligations	24,701	101	—	—	24,701	101
U.S. agency obligations	239,116	2,043	—	—	239,116	2,043
Mortgage and asset-backed securities	407,729	2,734	113,667	1,759	521,396	4,493
Other	151	3	852	267	1,003	270

Total temporarily impaired securities	$1,089,864	$9,480	$296,078	$5,238	$1,385,942	$14,718

2003:
Fixed income securities
Municipal obligations	$433,907	$5,958	$6,509	$433	$440,416	$6,391
Corporate obligations	90,940	1,683	—	—	90,940	1,683
Foreign obligations	36,557	664	—	—	36,557	664
U.S. government obligations	50,210	351	—	—	50,210	351
U.S. agency obligations	193,774	718	—	—	193,774	718
Mortgage and asset-backed securities	280,550	4,395	—	—	280,550	4,395
Other	146	7	1,514	419	1,660	426

Total temporarily impaired securities	$1,086,084	$13,776	$8,023	$852	$1,094,107	$14,628

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Of the $9,480 and $13,776 that have been in a gross unrealized loss position for less than a year, 100% and 99% are rated investment grade for 2004 and 2003, respectively. Of the $5,238 and $852 that have been in a gross unrealized loss position for a year or more, 95% and 96% are rated investment grade for 2004 and 2003. The unrealized loss on these securities reflects the current interest rate environment.

Management has determined that the unrealized losses on Ambac Assurance’s investments in fixed income securities at December 31, 2004 are temporary in nature. Ambac Assurance conducts a review each quarter to identify and evaluate investments that have indications of possible impairment. An investment in a debt security is impaired if its fair value falls below its cost and the decline is considered other-than-temporary. Factors considered when assessing impairment include: (i) securities whose fair values have declined by 20% or more below amortized cost; (ii) securities whose market values have declined by 5% or more below amortized cost for a continuous period of at least six months; (iii) recent downgrades by rating agencies; (iv) the financial condition of the issuer; (v) whether scheduled interest payments are past due; and (vi) whether Ambac Assurance has the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value.

If we believe a decline in the value of a particular investment is temporary, we record the decline as an unrealized loss in Accumulated Other Comprehensive Income in Stockholder’s Equity, net of income tax, on our Consolidated Balance Sheets. If we believe the decline is “other than temporary”, we write down the carrying value of the investment and record a loss on our Consolidated Statements of Operations. Ambac Assurance’s assessment of a decline in value includes management’s current judgment of the factors noted above. If that judgment changes in the future, Ambac Assurance may ultimately record a loss after having originally concluded that the decline in value was temporary. There were no impairment write-downs during 2004, 2003 or 2002.

Securities carried at $6,644 and $6,959 at December 31, 2004 and 2003 respectively, were deposited by Ambac Assurance with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

Net investment income of Ambac Assurance comprised the following:

	2004	2003	2002
Fixed income securities	$361,864	$322,098	$297,740
Short-term investments	2,465	2,321	2,801
Loans	1,638	—	—

Total investment income	365,967	324,419	300,541
Investment expense	(4,881)	(3,330)	(3,275)

Net investment income	$361,086	$321,089	$297,266

Net realized investment gains were $30,004, $40,190 and $40,918 in 2004, 2003 and 2002, respectively. The following table details amounts included in net realized gains:

	2004	2003	2002
Gross realized gains on securities sold	$40,346	$36,810	$45,344
Gross realized losses on securities sold	(15,996)	(5,148)	(6,276)
Foreign exchange gains on investments	5,654	8,528	1,850

Net realized gains	$30,004	$40,190	$40,918

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

4	REINSURANCE

In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

	Year Ended December 31,
	2004		2003		2002
	Written	Earned	Written	Earned	Written	Earned
Direct	$1,011,646	$783,929	$1,119,914	$698,526	$875,928	$521,177
Assumed	38,568	38,059	29,258	36,958	32,962	41,486
Ceded	(70,946)	(99,077)	(138,146)	(108,811)	(113,542)	(85,071)

Net premiums	$979,268	$722,911	$1,011,026	$626,673	$795,348	$477,592

The reinsurance of risk does not relieve Ambac Assurance of its original liability to its policyholders. In the event that any of Ambac Assurance’s reinsurers are unable to meet their obligations under reinsurance contracts, Ambac Assurance would nonetheless, be liable to its policyholders in the full amount of its policy.

Ambac Assurance’s reinsurance assets, including prepaid reinsurance and reinsurance recoverables on losses amounted to $314,095 at December 31, 2004. This credit exposure existed at December 31, 2004 with respect to reinsurance recoverables to the extent that any reinsurer may not be able to reimburse Ambac Assurance under the terms of these reinsurance arrangements. At December 31, 2004, approximately 30% of the reinsurance assets were due from unauthorized reinsurers. In order to obtain statutory recognition, all of these amounts were collateralized ($214,525 of collateral at December 31, 2004). The collateral can be drawn on for amounts that remain unpaid beyond specified time periods on an individual reinsurer basis. The remaining 70% of the reinsurance assets were from authorized reinsurers. The terms authorized and unauthorized pertain to regulatory categories, not credit worthiness. Approximately 85% of the balances with respect to authorized reinsurers are from reinsurers rated AA or better, as rated by Standard and Poor’s. This rating is a measure of financial strength.

To minimize exposure to significant losses from reinsurers, Ambac Assurance (i) monitors the financial condition of its reinsurers; (ii) has collateral provisions in certain reinsurance contracts and (iii) has certain termination triggers that can be exercised by Ambac Assurance in the event of a rating downgrade of a reinsurer. For the years ended December 31, 2004, 2003 and 2002, reinsurance recoveries, which reduced loss and loss expenses incurred, amounted to $2,581, $4,041 and $1,334, respectively. Reinsurance recoverables on paid losses and loss expenses as of December 31, 2004 and 2003 were $266 and $495, respectively. Ambac Assurance pledged cash and fixed income securities to foreign insurers of $15,086 and $13,584 at December 31, 2004 and 2003, respectively, related to business assumed from those insurers.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

5	LOSSES AND LOSS EXPENSE RESERVE

As discussed in Note 2, Ambac Assurance’s liability for losses and loss expenses consists of case basis and active credit reserves. Following is a summary of the activity in the case basis credit and active credit reserve accounts and the components of the liability for loss and loss expense reserves:

	2004	2003	2002
Case basis credit loss and loss expense reserves:
Balance at January 1	$57,233	$53,592	$24,384
Less: reinsurance recoverables	2,535	4,600	1,021

Net balance at January 1	54,698	48,992	23,363

Transfers from active credit reserves:
Current year	40,215	25,361	36,365
Prior years	40,765	14,403	(1,480)

Total transfers from active credit reserves	80,980	39,764	34,885

Paid (net of recoveries) related to:
Current year	214	9,825	5,740
Prior years	18,709	24,233	3,516

Total paid	18,923	34,058	9,256

Net balance at December 31	116,755	54,698	48,992
Plus reinsurance recoverables	16,499	2,535	4,600

Balance at December 31	133,254	57,233	53,592

Active credit reserve:
Balance at January 1	132,181	118,545	126,730
Provision for losses	69,600	53,400	26,700
Transfers to case reserves	(80,980)	(39,764)	(34,885)

Balance at December 31	120,801	132,181	118,545

Total	$254,055	$189,414	$172,137

During 2004, 2003 and 2002, gross losses paid were $55,321, $45,621, and $11,143, respectively. During 2004, 2003 and 2002, recoveries from reinsurers for paid losses were $2,769, $4,041 and $1,334, respectively. During 2004, 2003 and 2002, other recoveries of losses were $33,628, $7,522 and $553, respectively.

The provision for losses and loss expenses represents the expense recorded to bring the total reserve (active credit and case basis credit) to a level determined by management to be adequate for losses inherent in the non-derivative financial guaranty insurance portfolio as of the reporting date. The provision for losses of $69,600 is the amount recorded as loss and loss expenses in the Consolidated Statement of Operations. Provisions are recognized through the active credit reserve based on the on-going analysis of the portfolio as discussed in Note 2. Upon default of the underlying credit, the reserve is transferred from active credit reserves to case basis credit reserves. Additional provisions for losses upon further credit deterioration of a defaulted exposure are initially recorded in active credit reserve and subsequently transferred to case basis credit reserve. The 2004 provision for losses was primarily impacted by two credits. The first credit is a domestic health care institution, which defaulted in a prior year and continues to experience significant financial stress. Ambac Assurance’s gross exposure to this credit amounts to approximately $73,000 at December 31, 2004. There is no reinsurance for this exposure. At December 31, 2004, $40,000 of case basis reserves were held for this healthcare exposure. During 2004, $25,000 of additional provision for losses was recorded for this transaction based on our

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

analysis of deteriorating financial information. Ambac Assurance is closely surveilling the credit and is in frequent communication with management. Ambac Assurance believes the primary factor causing the loss on this exposure is the competitive local environment for health care delivery and the resulting impact on revenue generation. The second credit is an enhanced equipment trust certificate (“EETC”) securitization. This transaction is secured by seven commercial aircraft, including the lease income generated by leases of the aircraft to a commercial airline. During 2004 the airline leasing the aircraft filed for bankruptcy and defaulted on its lease obligations. Ambac Assurance insured the most senior debt layer of the transaction and has gross exposure to this transaction of approximately $174,000. The exposure net of reinsurance is approximately $127,000. At December 31, 2004, approximately $55,000 of gross case reserves were held for this EETC exposure ($40,000, net of reinsurance). Provision for losses of $40,000 was recorded during 2004 to reflect the deterioration of this exposure. A reduction of any of the outstanding exposure is entirely dependent upon the value of the aircraft collateral underlying the transaction. Ambac Assurance is entitled to direct that the aircraft be sold outright or leased and the related proceeds would be used to reduce the exposure outstanding. Aircraft valuations have declined sharply over recent years. Management believes the primary factor that has adversely impacted collateral values is the severely distressed financial condition of the airline industry. The airline industry has been adversely impacted by several factors including the September 11 terror attacks on the United States and the related adverse impact it had on passenger demand. Other important factors adversely impacting the airline industry include high fuel costs and intense price competition.

6	INCOME TAXES

The total effect of income taxes on income and stockholder’s equity for the years ended December 31, 2004 and 2003 was as follows:

	2004	2003	2002
Total income taxes charged to income	$273,845	$244,942	$188,969

Income taxes (credited) charged to stockholder’s equity:
Unrealized (losses) gains on bonds	(4,907)	4,442	80,177
Exercise of stock options	(16,403)	(11,894)	(505)

Total credited to stockholder’s equity	(21,310)	(7,452)	79,672

Total effect of income taxes	$252,535	$237,490	$268,641

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The tax provisions in the accompanying Consolidated Statements of Operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

	2004	%	2003	%	2002	%
Computed expected tax at statutory rate	$364,417	35.0%	$320,634	35.0%	$255,282	35.0%
Reductions in expected tax resulting from:
Tax-exempt income	(79,564)	(7.6)	(73,652)	(8.0)	(63,065)	(8.6)
Release of tax reserves	(8,250)	(0.8)	—	0.0	—	0.0
Other, net	(2,758)	(0.3)	(2,040)	(0.3)	(3,248)	(0.5)

Income tax expense	$273,845	26.3%	$244,942	26.7%	$188,969	25.9%

The release of tax reserves relates to the expiration of the statute of limitations of an earlier tax year.

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2004 and 2003 are presented below:

	2004	2003
Deferred tax liabilities:
Contingency reserve	$306,957	$266,957
Unrealized gains on bonds	124,245	129,151
Deferred acquisition costs	71,141	62,835
Unearned premiums and credit fees	85,654	60,217
Other	7,110	7,387

Total deferred tax liabilities	595,107	526,547

Deferred tax assets:
Tax and loss bonds	271,371	231,371
Loss reserves	43,834	46,814
Compensation	18,521	11,950
Other	4,997	3,622

Sub-total deferred tax assets	338,723	293,757
Valuation allowance	—	—

Total deferred tax assets	338,723	293,757

Net deferred tax liabilities	$256,384	$232,790

Ambac Assurance believes that no valuation allowance is necessary in connection with the deferred tax assets. It is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

7	SPECIAL PURPOSE ENTITIES AND VARIABLE INTEREST ENTITIES

Ambac Financial Group has involvement with special purpose entities, including VIEs in the following ways. First, Ambac Assurance is a provider of financial guarantee insurance for various securitized asset-backed debt obligations. Second, Ambac Financial Group has sponsored two special purpose entities that issue medium-term notes (“MTNs”) to fund the purchase of certain financial assets. As discussed in detail below, these Ambac Financial Group sponsored special purpose entities are

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

considered Qualifying Special Purpose Entities (“QSPEs”). Lastly, Ambac Assurance has a beneficial interest in a variable interest entity that purchases fixed rate municipal bonds with proceeds from the issuance of floating rate short term beneficial interests as discussed in detail below.

Financial Guarantees:

Ambac Assurance provides financial guarantee insurance to securitized asset-backed debt obligations of special purpose entities, including VIEs. Ambac Assurance’s primary variable interest exists through this financial guarantee insurance contract. The transaction structure provides certain financial protection to Ambac Assurance. This financial protection can take several forms, however, the most common are over-collateralization, first loss retention and excess spread. In the case of over-collateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by Ambac Assurance), the structure allows the transaction to experience defaults among the securitized assets before a default is experienced on the structured finance obligations that have been guaranteed by Ambac Assurance. In the case of first loss retention, the financial guarantee insurance policy only covers a senior layer of losses on debt issued by special purpose entities, including VIEs. The first loss with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest cash flows that are in excess of the interest payments on the related debt. All or a portion of this excess spread accumulates and is available to absorb losses in the transaction or is applied to create over-collateralization.

As of December 31, 2004, Ambac Assurance is the primary beneficiary and therefore consolidated VIEs under three transactions, as a result of providing financial guarantees to these entities. Ambac Assurance consolidated these entities since the structural financial protections are outside the VIEs. These structural protections, had they existed inside the VIEs, would have absorbed a majority of the VIEs’ expected losses and consequently Ambac Assurance would not have consolidated these entities. All consolidated VIEs are bankruptcy remote special purpose financing entities created to facilitate the sale of notes guaranteed by Ambac Assurance. Ambac Assurance is not primarily liable for the debt obligations of these entities. Ambac Assurance would only be required to make payments on these debt obligations in the event that the issuer defaults on any principal or interest due. Additionally, Ambac Assurance’s creditors do not have rights with regard to the assets of these VIEs.

Proceeds from the note issuance of the first VIE transaction, which closed in 2002, were used to purchase senior mortgage-backed floating rate notes of a Korean mortgage-backed securities issuer. Protections afforded Ambac Assurance in this transaction were in the form of a reserve fund and the issuance of subordinated debt. Ambac Assurance will pay claims under its financial guarantee only in the event that losses on the mortgage assets of the Korean issuer reduce the reserve fund to zero and exceed the principal amount of the subordinated notes. Total long-term debt outstanding under this note issuance was $119,504 with a maturity date of December 3, 2022 and a variable rate of interest which was 2.30% and 1.64% at December 31, 2004 and 2003, respectively.

Proceeds from the note issuances of the other transactions, both of which closed in 2004, were used to purchase notes issued by special purpose reinsurance companies in connection with their reinsurance of defined blocks of life insurance contracts. Protections afforded Ambac Assurance were in the form of capital contributed to the reinsurance companies and the issuance of subordinated debt by the VIEs. Ambac Assurance will pay claims under its financial guarantees in these transactions if cash flows generated under the reinsurance agreements and the proceeds from the contributed capital and subordinated debt are

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

insufficient to repay the noteholders. Total debt outstanding under these note issuances were $954,864 at December 31, 2004, with maturity dates ranging from April 15, 2016 to February 4, 2025. At December 31, 2004 the interest rate on these notes ranged from 2.38% to 5.11%. Under one of these transactions, Ambac Assurance is subject to potential consolidation of an additional $350,000 of assets and liabilities in connection with future utilization of the VIE by the reinsurer.

The following table provides supplemental information about the combined assets and liabilities associated with the VIEs discussed above. The assets and liabilities of these VIEs are consolidated into the respective Balance Sheet captions.

	At December 31, 2004	At December 31, 2003
Assets:
Cash	$690	$90
Loans	727,294	—
Investment in fixed income securities	346,111	189,151
Investment income due and accrued	2,315	241

Total	$1,076,410	$189,482

Liabilities:
Long-term debt	$1,074,368	$189,151
Other liabilities	2,042	331

Total	$1,076,410	$189,482

Disclosures made in Note 3, “Investments,” include investments in fixed income securities for all three VIE transactions. At December 31, 2004, the loan outstanding had a fixed interest rate of 4.906% and an expected final maturity date of April 2011.

Qualified Special Purpose Entities:

Ambac Financial Group has transferred financial assets to two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. These entities meet the characteristics of QSPEs in accordance with Statement of Financial Accounting Standards 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). QSPEs are not subject to the requirements of FIN 46-R and accordingly are not consolidated in Ambac Financial Group’s or Ambac Assurance’s financial statements. The QSPEs are legal entities that are demonstrably distinct from Ambac Financial Group. Ambac Financial Group, its affiliates or its agents cannot unilaterally dissolve the QSPEs. The QSPEs permitted activities are limited to those outlined below.

As of December 31, 2004, there have been 14 individual transactions (one in 2004) processed through the QSPEs of which 10 are outstanding. In each case, Ambac Financial Group sells fixed income debt obligations to the QSPEs. These transactions are true sales based upon the bankruptcy remote nature of the QSPE and the absence of any agreement or obligation for Ambac Financial Group to repurchase or redeem assets of the QSPE. The purchase by the QSPE is financed through the issuance of MTNs, which are collateralized by the purchased assets. The cash flows of the MTNs approximately match the cash flows of the assets purchased. Derivative contracts (interest rate and currency swaps) may be used for hedging purposes only. Derivative hedges are established at the time MTNs are issued to purchase financial assets. The activities of the QSPEs are contractually limited to purchasing assets from Ambac, issuing MTNs to fund such purchase, executing derivative hedges and related administrative services. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued or both. As of

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

December 31, 2004, Ambac Assurance had financial guarantee insurance policies issued for all assets and MTNs owned and outstanding by the QSPEs.

Ambac Assurance’s exposures under these financial guarantee insurance policies as of December 31, 2004 and December 31, 2003 are included in the disclosure in Note 11 “Guarantees in Force”. Pursuant to the terms of Ambac Assurance’s insurance policy, insurance premiums are paid to Ambac Assurance by the QSPEs and are earned in a manner consistent with other insurance policies, over the risk period. Any losses incurred would be included in Ambac Assurance’s Consolidated Statements of Operations. Under the terms of an Administrative Agency Agreement, Ambac provides certain administrative duties, primarily collecting amounts due on the obligations and making interest payments on the MTNs.

Assets sold to the QSPEs during 2004, 2003 and 2002 were $195,000, $250,000 and $350,000, respectively. No gains or losses were recognized on these sales. As of December 31, 2004, the estimated fair value of financial assets, MTN liabilities and derivative hedge liabilities were $2,011,868, $1,820,918 and $171,378, respectively. When market quotes are not available, estimated fair value is determined utilizing valuation models. These models include estimates, made by Ambac Financial Group management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Ambac Assurance received gross premiums for issuing financial guarantee policies on the assets, MTNs and derivative contracts of $6,042, $5,278 and $19,255 for the years ended December 31, 2004, 2003 and 2002, respectively. Ambac Financial Group also received fees for providing other services amounting to $393, $461 and $80 for 2004, 2003 and 2002, respectively.

VIE Beneficial Interest:

Ambac Assurance owns a beneficial interest in a special purpose entity that meets the definition of a VIE. This entity has issued floating rate beneficial interests to investors and invested the proceeds in fixed income municipal investment securities. These beneficial interests are directly secured by the related municipal investment securities. Ambac Assurance is the primary beneficiary of this entity as a result of its beneficial interest. The fixed income municipal investment securities, which are reported as Investments in fixed income securities, at fair value on the Consolidated Balance Sheets, were $257,300 and $254,756 as of December 31, 2004 and 2003. The beneficial interests issued to third parties, are reported as Obligations under payment agreements on the Consolidated Balance Sheets, were $249,140 and $249,810 as of December 31, 2004 and 2003. As of December 31, 2004 and 2003, the interest rates on these beneficial interests ranged from 0.87% to 2.03% and from 0.68% to 1.42%, respectively.

8	EMPLOYEE BENEFITS

Pensions:

Ambac Financial Group has a defined benefit pension plan covering substantially all employees of Ambac Assurance. The benefits are based on years of service and the employee’s highest salary during five consecutive years of employment within the last ten years of employment. Ambac Financial Group’s funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions for 2005 are estimated to be approximately $1,000. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The table below sets forth a reconciliation of the beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of the plan as of December 31, 2004 and 2003.

	2004	2003
Accumulated Benefit Obligation at End of Year:	$19,304	$17,255

Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$23,037	$18,030
Service cost	1,697	1,653
Interest cost	1,284	1,151
Actuarial (gain) loss	(266)	2,447
Benefits paid	(323)	(244)

Projected benefit obligation at end of year	$25,429	$23,037

Change in Plan Assets:
Fair value of plan assets at beginning of year	$21,998	$12,521
Actual return on plan assets	2,843	4,021
Ambac Financial Group contributions	2,300	5,700
Benefits paid	(323)	(244)

Fair value of plan assets at end of year	$26,818	$21,998

Funded status	$1,389	$(1,039)
Unrecognized loss	4,342	5,566
Unrecognized prior service cost	(70)	(118)

Prepaid pension asset	$5,661	$4,409

Ambac Financial Group employs a total return investment approach whereby a mix of equity and bond mutual funds are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The plan strives to have diversification so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. The investment policy establishes a target allocation for each class which is rebalanced as deemed necessary. Target asset allocations are 40% large capitalization U.S. equity index mutual funds, 30% U.S. bond index mutual funds, 20% international equity mutual funds and 10% small capitalization U.S. equity mutual funds.

The fair value of total plan assets at December 31, 2004 and 2003 by asset category were as follows:

	2004	2003
Equity mutual funds	74%	72%
Bond mutual funds	26%	28%

	100%	100%

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Ambac Financial Group’s net pension costs for the years ended December 31, 2004, 2003 and 2002 included the following components:

	2004	2003	2002
Service cost	$1,697	$1,653	$1,397
Interest cost	1,283	1,151	992
Expected return on plan assets	(2,027)	(1,664)	(1,289)
Amortization of prior service cost	(144)	(131)	(131)
Recognized net loss	102	37	—
Other	136	—	—

Net periodic pension cost	$1,047	$1,046	$969

The following assumptions were used to determine the projected benefit obligation at the measurement date (December 31) and the net periodic pension cost for the year:

	2004	2003
Projected Benefit Obligation:
Discount rate	5.75%	6.00%
Rate of compensation increase	4.50%	4.50%

	2004	2003	2002
Net Periodic Pension Cost:
Discount rate	6.00%	6.50%	7.00%
Expected long-term return on plan assets	8.75%	8.75%	8.75%
Rate of compensation increase	4.50%	4.50%	4.50%

The return on plan assets reflects the weighted-average of the expected long-term rates of return for the security classes of investments. Consideration is given for historical returns and current economic conditions.

Pension expense is allocated to each of Ambac Financial Group’s subsidiaries based on percentage of payroll. Pension expense recorded by Ambac Assurance amounted to $864, $781 and $812 in 2004, 2003 and 2002, respectively.

Postretirement Health Care and Other Benefits:

Ambac Financial Group provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded. Expenses are allocated to each of Ambac Financial Group’s subsidiaries based on a percentage of payroll. Ambac Assurance’s postretirement benefits expense was $207, $127 and $73 in 2004, 2003 and 2002, respectively. Ambac Financial Group’s unfunded accumulated postretirement benefit obligation was $3,264, and the related accrued postretirement liability was $3,537 as of December 31, 2004.

The assumed health care cost trend rates range from 10.5% in 2005, decreasing ratably to 6% in 2010. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase Ambac Financial Group’s accumulated postretirement benefit obligation at December 31, 2004, by $797 and Ambac Financial Group’s 2004 benefit expense by $118. Decreasing the assumed health care cost trend rate by one percentage point in each future year would decrease Ambac Financial Group’s accumulated postretirement benefit obligation at December 31, 2004 by $517 and Ambac

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Financial Group’s 2004 benefit expense by $94. The discount rate used to measure the accumulated postretirement benefit obligation was 5.75% and 6.00 % for 2004 and 2003, respectively.

The following table sets forth benefits projected to be paid from Ambac Financial Group’s defined benefit pension and postretirement plans and reflects expected future service where appropriate:

Amount
2005	$598
2006	696
2007	763
2008	849
2009	970
All later years	7,319

$11,195

9	Incentive Plans

The Ambac 1997 Equity Plan (the “Equity Plan”) provides for the granting of stock options, stock appreciation rights, restricted stock units (“RSUs”), performance units and other awards that are valued or determined by reference to the Ambac Financial Group’s Common Stock. Ambac also maintains the Ambac 1997 Non-Employee Directors Equity Plan, which provides awards of stock options and restricted stock units to non-employee members of the Ambac’s Board of Directors.

Stock Options:

Stock options awarded to employees are exercisable and expire as specified at the time of grant. Such options do not have a per share exercise price less than the fair market value of a share of Ambac Financial Group Common Stock on the date of grant or have a term in excess of ten years from the date of the grant. All employee stock option agreements provide that vesting is accelerated in certain circumstances, such as upon retirement or death. Stock option expense is allocated to each of Ambac Financial Group’s subsidiaries based on the actual number of options granted to each subsidiary’s employees. Total stock option expense amounted to $11,511, $8,430 and $0 in 2004, 2003 and 2002, respectively.

Annual Incentive Program:

Ambac Financial Group has an annual incentive program (the “Program”) that makes available to all eligible employees awards that are based upon the performance of Ambac, the performance of the employee’s department and the performance of the employee. The Program awards consist of cash and RSUs for all employees and, in lieu of a predetermined percentage of cash, RSUs that may be granted to officers at the level of Managing Director and above. RSUs granted in lieu of the first twenty-five percent of the cash award are granted at a twenty-five percent discount to the average of the high and low of Ambac common stock on the date of grant. An eligible employee can elect to defer more than twenty-five percent of their cash award in the form of RSUs, however, the aforementioned discount does not apply. RSUs granted in lieu of the cash award vest equally over three years. The RSUs representing the twenty-five percent discount vest on the fourth anniversary of the date of grant. Prior to vesting, the RSUs cannot be sold or transferred by the participant and are subject to cancellation if the participant’s employment is terminated. All RSU agreements provide that vesting is accelerated in certain

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

circumstances, such as retirement or death. The cost of the cash component of the program for the years ended December 31, 2004, 2003 and 2002 amounted to $34,516, $30,748 and $27,724, respectively. Ambac Assurance’s cost of the RSU awards for the years ended December 31, 2004, 2003 and 2002 were $10,789, $6,167 and $2,465, respectively.

Savings Incentive Plan:

Substantially all employees of Ambac Financial Group are covered by a defined contribution plan (the “Savings Incentive Plan”), for which contributions are determined as 6% of each eligible employee’s eligible base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the Savings Incentive Plan. The total cost of the Savings Incentive Plan to Ambac Assurance was $3,247, $2,799 and $2,019 in 2004, 2003 and 2002, respectively.

10	COMMITMENTS AND CONTINGENCIES

Ambac Assurance is responsible for leases on the rental of office space. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

Amount
2005	$7,848
2006	7,864
2007	7,654
2008	7,896
2009	8,257
All later years	84,060

$123,579

Rent expense for the aforementioned leases amounted to $8,507, $7,434 and $6,377 for the years ended December 31, 2004, 2003 and 2002, respectively.

Ambac Assurance provided a $360,000 liquidity facility to a reinsurance company which acts as reinsurer with respect to a portfolio of life insurance policies. The liquidity facility provides temporary funding in the event that the reinsurance company’s capital is insufficient to make payments under the reinsurance agreement. The reinsurance company is required to repay all amounts drawn under the liquidity facility. No amounts have been drawn under this facility at December 31, 2004.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

11	GUARANTEES IN FORCE

The par amount of financial guarantees outstanding, for non-affiliates, were $502,657,000 and $475,422,000 at December 31, 2004 and 2003, respectively. The par amount of financial guarantees outstanding, for non-affiliates, net of reinsurance, were $459,432,000 and $425,854,000 at December 31, 2004 and 2003, respectively. As of December 31, 2004 and 2003, the guarantee portfolio was diversified by type of guaranteed bond as shown in the following table:

	Net Par Amount Outstanding (1)
(Dollars in Millions)	2004	2003
Public Finance:
Lease and tax-backed revenue	$76,012	$66,331
General obligation	49,394	44,350
Utility revenue	36,321	33,598
Health care revenue	23,977	22,120
Transportation revenue	21,188	18,244
Higher education	18,056	15,778
Housing revenue	9,163	9,014
Other	5,588	5,879

Total Public Finance	239,699	215,314

Structured Finance:
Mortgage-backed and home equity	53,148	50,819
Asset-backed and conduits (2)	28,858	27,126
Investor-owned utilities	15,449	14,480
Student loans	14,646	12,807
Pooled debt obligations	13,382	11,492
Other	6,971	7,400

Total Structured Finance	132,454	124,124

International Finance:
Pooled debt obligations	35,911	44,723
Mortgage-backed and home equity	19,644	17,273
Asset-backed and conduits	15,692	12,503
Investor-owned and public utilities	5,965	4,677
Transportation revenue	4,938	3,698
Sovereign/sub-sovereign	3,224	2,353
Other	1,905	1,189

Total International Finance	87,279	86,416

	$459,432	$425,854

(1)	Included in the above exposures are structured credit derivatives. Total structured credit derivative net par outstanding amounted to $43,478 and $48,825 at December 31, 2004 and 2003, respectively.

(2)	Included within Asset-backed and conduits are exposures to Enhanced Equipment Trust Certificates of $1,827 and $1,667 at December 31, 2004 and 2003, respectively.

As of December 31, 2004 and 2003, the International Finance guarantee portfolio is shown in the following table by location of risk:

	Net Par Amount Outstanding
(Dollars in Millions)	2004	2003
United Kingdom	$26,325	$17,990
Germany	7,842	11,617
Japan	6,063	6,058
Australia	4,569	3,620
Italy	1,641	1,633
Internationally diversified	32,685	38,243
Other international	8,154	7,255

Total International Finance	$87,279	$86,416

Internationally diversified obligations represent pools of geographically diversified exposures which includes components of domestic exposure.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Direct financial guarantees in force (principal and interest) was $757,037,000 and $707,131,000 at December 31, 2004 and 2003, respectively. Net financial guarantees in force (after giving effect to reinsurance) was $685,234,000 and $625,564,000 as of December 31, 2004 and 2003, respectively.

In the United States, California and New York were the states with the highest aggregate net par amounts in force, accounting for 10.0% and 6.3% of the total at December 31, 2004. No other state accounted for more than five percent. The highest single insured risk represented less than 1% of aggregate net par amount insured.

12	FAIR VALUES OF FINANCIAL INSTRUMENTS

The following fair value amounts were determined by using independent market information when available, and valuation models when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating fair values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount Ambac Assurance could realize in a current market exchange. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Investments: The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes. When quotes are not available, fair values are estimated based upon internal valuation models.

Short-term investments and cash: The fair values of short-term investments and cash are assumed to approximate amortized cost.

Other investments: The fair value of other investments, primarily mutual funds, are based on quoted market prices received from a nationally recognized pricing service.

Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

Investment income due and accrued: The fair value of investment income due and accrued is assumed to approximate carrying value.

Loans: The fair value of loans are assumed to approximate carrying value.

Derivative contracts held for trading purposes: The fair values of interest rate swaps, currency swaps, total return swaps and structured credit derivative transactions, as discussed in Note 2, are determined by market quotes or valuation models when market quotes are not available.

Obligations under payment agreements: The fair value of payment agreements is assumed to approximate carrying value.

Notes payable to affiliate: The fair values of the notes payable is assumed to equal carrying value.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Long-term debt: The fair value of long-term debt issued by consolidated variable interest entities are assumed to approximate carrying value.

Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

Other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by Ambac Assurance are determined based on the outstanding exposure at the time the premiums are due. The fair value of Ambac Assurance’s liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an estimated ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure Ambac Assurance’s liability under these policies.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The carrying amount and estimated fair value of financial instruments are presented below:

	As of December 31,
	2004		2003
(Dollars in Millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Fixed income securities	$8,438	$8,438	$7,567	$7,567
Short-term investments	484	484	214	214
Other investments	3	3	3	3
Cash	18	18	18	18
Securities purchased under agreements to resell	52	52	139	139
Investment income due and accrued	105	105	99	99
Derivative assets:
Trading purposes	1,298	1,298	1,146	1,146
Loans	731	731	—	—

Financial liabilities:
Obligations under payments agreements	249	249	250	250
Note payable to affiliate	—	—	84	84
Derivative liabilities:
Trading purposes	1,207	1,207	1,088	1,088
Long-term debt	1,074	1,074	189	189
Liability for financial guarantees written:
Gross	2,783	2,087	2,553	1,787
Net of reinsurance	2,485	1,864	2,228	1,560
Gross installment premiums	—	1,769	—	1,311
Net installment premiums	—	1,545	—	1,089

13	INSURANCE REGULATORY

Ambac Assurance is subject to insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

Ambac Assurance’s ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin. Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders’ surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Based upon these restrictions, at December 31, 2004, the maximum amount that will be available during 2005 for payment of dividends by Ambac Assurance is approximately $320,000. Ambac Assurance paid cash dividends of $103,000, $89,600 and $78,000 on its common stock in 2004, 2003 and 2002, respectively.

The New York Financial Guarantee Insurance Law establishes single risk limits applicable to obligations insured by Ambac Assurance. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits compare the insured net par outstanding and average annual debt service, net of reinsurance and collateral, for a single risk to the insurer’s qualified statutory capital, which is defined as the sum of the insurer’s policyholders’ surplus and contingency reserves. As of December 31, 2004 and 2003, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

Ambac Assurance’s statutory financial statements are prepared on the basis of accounting practices prescribed or permitted by the Wisconsin Insurance Department. Effective January 1, 2001, Wisconsin adopted the National Association of Insurance Commissioners’ statutory accounting practices (“NAIC SAP”) as a component of its prescribed accounting practices. The adoption of the NAIC SAP did not have a material effect on Ambac Assurance’s statutory capital. Wisconsin’s accounting practice for changes to the contingency reserve differ from those practices of NAIC SAP. Under NAIC SAP, contributions to and releases from the contingency reserve are recorded via a direct charge or credit to surplus. Under the Wisconsin Administrative Code, contributions to and release from the contingency reserve are to be recorded through underwriting income. Ambac Assurance received permission of the Wisconsin Insurance Commissioner to record contributions to and releases from the contingency reserve in accordance with NAIC SAP. Statutory surplus is the same using each of these accounting practices. Statutory net income is higher than if Ambac Assurance had reported the net contributions in accordance with the Wisconsin Administrative Code by $235,881, $234,219 and $169,015 for 2004, 2003 and 2002, respectively.

Statutory capital and surplus was $3,198,699 and $2,739,675 at December 2004 and 2003, respectively. Qualified statutory capital was $5,224,491 and $4,525,991 at December 31, 2004 and 2003, respectively. Statutory capital and surplus differs from stockholder’s equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently. Statutory net income for Ambac Assurance was $693,176, $584,160 and $486,246 for 2004, 2003 and 2002, respectively.

14	LONG-TERM DEBT AND LINES OF CREDIT

The long-term debt represents notes issued by consolidated variable interest entities. Ambac Assurance is the primary beneficiary of these VIEs as a result of providing financial guarantees on the variable interest entity notes. Consequently, Ambac Assurance has consolidated the notes issued by the VIEs, and all other assets and liabilities of these VIEs. Ambac Assurance is not primarily liable for the debt obligations of these entities. Ambac Assurance would only be required to make payments on these debt obligations in the event that the issuer defaults on any principal or interest due. Ambac Assurance’s creditors do not have rights with regard to the assets of these VIEs. Please refer to Note 7 for a detailed description of the variable interest entity notes.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

At December 31, 2003, Ambac Private Holdings had an unsecured note payable to an affiliate, Ambac Investments, Inc. with a carrying value of $12,500 and a maturity date of October 30, 2006. This note pays interest quarterly at 0.2% below three month LIBOR, currently at 0.97%. The outstanding balance was repaid in 2004.

Ambac Financial Group and Ambac Assurance have a revolving credit facility with six major international banks for $300,000, which expires in July 2005 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 2004, no amounts were outstanding under this credit facility. This facility’s financial covenants require that Ambac Financial Group: (i) maintain as of the end of each fiscal quarter a debt to capital ratio of not more than 30% and (ii) maintain at all times total stockholders’ equity equal to or greater than $2.0 billion. At December 31, 2004, Ambac Financial Group met all of these requirements. Prior to July 2004, Ambac Financial Group and Ambac Assurance had a revolving credit facility with eight major international banks for $300,000. During 2004 and 2003, Ambac Financial Group paid $481 and $457, respectively, for these credit facilities.

Ambac Assurance has a series of perpetual put options on its own preferred stock. The counterparty to these put options are trusts established by a major investment bank. The trusts were created as a vehicle for providing capital support to Ambac Assurance by allowing Ambac Assurance to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put option were exercised, Ambac Assurance would receive up to $800,000 in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose including the payment of claims. The preferred stock would give investors the rights of an equity investor in Ambac Assurance. Such rights are subordinate to insurance claims, as well as to the general unsecured creditors of Ambac Assurance. Dividend payments on the preferred stock are cumulative only if Ambac Assurance pays dividends on its common stock. Each trust is restricted to holding high quality short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, each trust has issued its own auction market perpetual securities. Ambac Assurance pays a put option fee. Each trust is rated AA/Aa2 by Standard & Poor’s and Moody’s respectively. During 2004 and 2003 Ambac Assurance paid put option fees of $4,698 and $4,671, respectively, which is recorded in adjusted paid-in capital on the consolidated financial statements.

15	RELATED PARTY TRANSACTIONS

During 2004 and 2003, Ambac Assurance guaranteed the timely payment of principal and interest on obligations under investment agreements and investment repurchase agreements issued by its affiliates. As of December 31, 2004 and 2003, the principal amount of investment agreements and investment repurchase agreements insured was $6,085,153 and $6,052,211, respectively, including accrued interest. The guarantees are collateralized by investment securities, accrued interest receivable, securities purchased under agreements to resell, cash and cash equivalents and other financial assets, which as of December 31, 2004 and 2003, had a fair value of $6,191,279 and $6,109,248, respectively, in the aggregate. Certain investment agreements may be terminated at fair value. During 2004 and 2003, Ambac Assurance recorded gross premiums written of $2,403 and $5,468, and net premiums earned of $6,253 and $6,356, respectively, related to these agreements.

During 2004 and 2003, several interest rate swap transactions were executed between Ambac Financial Services and its affiliates (other than Ambac Assurance). As of December 31, 2004 and 2003, these contracts had an outstanding notional amount of approximately $1,727,000 and $1,296,000,

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

respectively. As of December 31, 2004 and 2003, Ambac Financial Services recorded liabilities of $141,536 and $141,948, respectively, related to these transactions.

In 2004 and 2003, Ambac Assurance received capital contributions totaling $62,606 and $210,384, respectively, from Ambac Financial Group, Inc.

16	SEGMENT INFORMATION

Ambac Assurance has two reportable segments, as follows: (1) financial guarantee, which provides financial guarantees (including structured credit derivatives) for public finance and structured finance obligations and (2) financial services, which provides payment agreements, interest rate, currency and total return swaps.

Ambac Assurance’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.

The accounting policies of the segments are described in Note 2 “Significant Accounting Policies”. Pursuant to insurance and indemnity agreements between Ambac Financial Services and Ambac Assurance, Ambac Financial Services’ payment obligations under its swap agreements are guaranteed by Ambac Assurance. Additionally, the payment obligations of Ambac Financial Services’ counterparties, under their swap agreements with Ambac Financial Services, are guaranteed by Ambac Assurance pursuant to insurance and indemnity agreements. Intersegment revenues include the premiums earned under those agreements. Such premiums are determined as if they were premiums to third parties, that is, at current market prices. In 2004 and 2003, Financial Guarantee intersegment revenues include dividends of $17,658 and $9,767, respectively, from the Financial Services segment.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The following table is a summary of the financial information by reportable segment as of and for the years ended December 31, 2004, 2003 and 2002:

	Financial Guarantee	Financial Services	Intersegment Eliminations	Total Consolidated
2004:
Revenues:
External customers	$1,185,662	$47,627	$—	$1,233,289
Intersegment	20,018	—	(20,018)	—

Total revenues	$1,205,680	$47,627	$(20,018)	$1,233,289

Income before income taxes:
External customers	$1,004,204	$36,986	$—	$1,041,190
Intersegment	21,804	(4,146)	(17,658)	—

Total income before income taxes	$1,026,008	$32,840	$(17,658)	$1,041,190

Identifiable assets	$10,079,811	$1,616,425	$—	$11,696,236

2003:
Revenues:
External customers	$1,039,835	$32,860	$—	$1,072,695
Intersegment	11,855	—	(11,855)	—

Total revenues	$1,051,690	$32,860	$(11,855)	$1,072,695

Income before income taxes:
External customers	$893,446	$22,651	$—	$916,097
Intersegment	11,855	(2,088)	(9,767)	—

Total income before income taxes	$905,301	$20,563	$(9,767)	$916,097

Identifiable assets	$8,234,065	$1,499,171	$—	$9,733,236

2002:
Revenues:
External customers	$821,670	$18,502	$—	$840,172
Intersegment	1,329	—	(1,329)	—

Total revenues	$822,999	$18,502	$(1,329)	$840,172

Income before income taxes:
External customers	$716,131	$13,246	$—	$729,377
Intersegment	1,329	(1,329)	—	—

Total income before income taxes	$717,460	$11,917	$—	$729,377

Identifiable assets	$7,035,850	$1,159,530	$—	$8,195,380

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The following table summarizes gross premiums written and net premiums earned and other credit enhancement fees included in the financial guarantee segment, by location of risk for the years ended December 31, 2004, 2003 and 2002.

	2004	2003	2002
Gross premiums written:
United States	$820,632	$917,946	$770,883
United Kingdom	110,225	106,315	38,495
Japan	28,836	25,783	22,033
Mexico	15,007	16,395	16,513
Italy	11,690	12,842	860
Brazil	10,846	10,193	7,239
Australia	5,026	4,761	8,930
Internationally diversified	30,062	30,536	17,594
Other international	17,890	24,401	26,343

Total:	$1,050,214	$1,149,172	$908,890

Net premiums earned and other credit enhancement fees:
United States	$558,877	$503,355	$387,714
United Kingdom	60,731	34,993	19,287
Japan	32,141	25,965	17,941
Mexico	7,242	7,620	7,720
Italy	8,003	6,487	777
Brazil	8,282	6,978	4,827
Australia	7,246	5,493	4,945
Internationally diversified	56,906	59,082	41,679
Other international	30,809	23,633	21,477

Total:	$770,237	$673,606	$506,367

Internationally diversified includes components of domestic exposure.